ACQUISITION SERVICES AGREEMENT
This Acquisition Services Agreement (the “Agreement”) is made and entered into as of the February 3, 2012 (the “Effective Date”), by and between Two Harbors Property Investment LLC, a Delaware limited liability company (“Master Servicer”) and Silver Bay Property Management LLC, a Delaware limited liability company (“Manager”) (each a “Party” and, collectively, the “Parties”) with reference to the following:
RECITALS
A.One or more potential owners (each an “Owner” and collectively referred to herein as “Owner”), each of which are Affiliates of Master Servicer, intends to acquire a portfolio of single-family or other residential properties within multiple geographies as may be designated from time to time in writing by Master Servicer (together, the “Geographic Areas”). Pursuant to the terms of a Master Servicer Agreement, Owner has engaged Master Servicer to assist Owner in acquiring, leasing and managing its portfolio of single-family and other residential properties.
B.Manager is engaged in the business of buying, selling, leasing and managing single-family and other residences located in the Geographic Areas.
C.Manager intends to assist Owner in identifying, evaluating and purchasing single-family and other residential properties located in the Geographic Areas.
D.The properties identified, evaluated or acquired pursuant to this Agreement are collectively referred to as the “Properties” and individually as a “Property.”
E.Master Servicer and Owner have identified the Geographic     Areas as attractive markets for Owner’s acquisition of Properties based upon such factors as supply and demand, pricing and favorable demographic trends.
F.Manager intends to identify properties for potential purchase on behalf of Owner in the Geographic Areas through multiple channels including: foreclosure auctions (“Auction Properties”); negotiated purchases, including short sale and other public listings (together, “MLS Properties”); and portfolio sales (“Bulk Properties”).
G.Pursuant to a separate Property Management Agreement dated as of the Effective Date between Master Servicer and Manager (the “Property Management Agreement”), Manager has agreed to assist Master Servicer with the operation, management and leasing of the Properties.
H.Pursuant to a separate Letter Agreement dated as of the Effective Date between Master Servicer and Manager (the “Letter Agreement”), Master Servicer has agreed to pay certain compensation to Manager for the performance of Manager’s services under this Agreement.
I.Upon the terms and conditions set forth below Master Servicer desires to retain the services of Manager, and Manager hereby agrees to provide its services for the benefit of Master Servicer and Owner.
I.    Unless the context otherwise specifies or requires, the Parties intend that capitalized terms used in this Agreement shall have the meanings set forth herein and on Exhibit A attached hereto.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Master Servicer and Manager agree as follows:

1.	APPOINTMENT; PROFESSIONAL MANAGEMENT STANDARDS.
1.1    Engagement. Master Servicer engages Manager as Master Servicer’s non-exclusive representative to assist Owner in identifying, evaluating and acquiring the Properties in the Geographic Areas as provided in this Agreement (the “Services”), and Manager hereby agrees to perform the Services.
1.2    Manager Status. It is expressly understood and agreed by the Parties that Manager shall not be deemed a joint venturer, partner, employee or, except as otherwise provided herein, an agent of Master Servicer or Owner and that Manager has no authority to, and shall not, pledge Master Servicer’s or Owner’s credit or incur any liabilities or obligations in Master Servicer’s or Owner’s name, except as otherwise expressly set forth herein.
1.3    Manager’s Responsibilities and Standard of Care. Master Servicer is entering into this agreement in reliance upon the Manager’s special and unique abilities to perform the Services. Manager will perform the Services (a) in accordance with commercially reasonable professional standards, (b) in compliance with all Legal Requirements; and (c) using skill, good judgment, good faith and commercially reasonable efforts.
1.4    Master Servicer’s Instructions. Except to the extent prohibited by Legal Requirements, Manager agrees to abide by those standards and instructions that Master Servicer may issue from time to time regarding the Properties and shall have no power to perform any act contrary to written instructions given to it by Master Servicer.

2.	TERM.
2.1    Initial Term. The initial term of this Agreement shall be for a period of one (1) year following the Effective Date (the “Term”).
2.2    Renewal. The Parties may renew this Agreement for successive six-month periods upon mutual written agreement (each a “Renewal Term”), and any such Renewal Term will be thereafter be effective without any amendment hereto.
2.3    Early Termination. Notwithstanding the foregoing or any other provision in this

Agreement to the contrary, this Agreement may be terminated as provided below in Article 7.

3.	MANAGER’S RESPONSIBILITIES.
3.1    Identification and Evaluation of Properties. Manager understands that Master Servicer’s and Owner’s objective is to purchase each Property at a price that, taking into account all direct and indirect acquisition and closing costs (including escrow fees, title insurance, compensation payable to Manager pursuant to this Agreement, any repair or rehabilitation costs, a reasonable allocation of Master Servicer’s administrative and overhead expenses, and compensation for property management services) will allow Owner to realize certain yields on the rental income to be derived from leasing the Property (the “Investment Criteria”). Properties that satisfy the Investment Criteria are collectively referred to as “Qualified Properties” and, individually, as a “Qualified Property.”
3.2    Qualification of Properties. Manager shall exercise commercially reasonable efforts to identify Properties within the Geographic Areas that will be Qualified Properties and to evaluate each Property that it identifies, taking into account all customary and commercially reasonable factors that would bear upon its ability to meet the Investment Criteria, including those factors as set forth on Exhibit B (the “Relevant Factors”), which may be revised from time to time by mutual written agreement of the Parties.
3.3    Inspections.
3.3.1    For MLS Properties, Manager shall hire a home, roof and termite inspector to inspect each Property that Manager reasonably concludes could be a Qualified Property, as well as other inspectors for such other Building Systems to the extent that Manager may reasonably conclude such inspectors are necessary or that Master Servicer or Owner may request in writing that Manager hire. Master Servicer shall reimburse Manager for all third-party out-of-pocket fees and expenses Manager incurs in connection with the inspections contemplated by the preceding sentence on a monthly basis, provided that Manager has delivered to Master Servicer reasonable documentary evidence of such fees and expenses.
3.3.2    Unless otherwise specified by Master Servicer in writing, for Auction Properties, Manager shall conduct commercially reasonable due diligence of the subject Properties given the parameters of the applicable auction (including time frames). For example, such commercially reasonable efforts would include a visit to the Property to assess external conditions to the maximum extent practicable.
3.4    Solicitation of Offers. Manager shall exercise commercially reasonable efforts to solicit offers to sell Qualified Properties to Master Servicer.
3.5    Right of First Offer.
3.5.1    Although Manager is not obligated to represent Master Servicer and Owner exclusively and may from time to time present single-family and other residential properties to other potential purchasers, Master Servicer, on behalf of Owner, shall have a right of first offer with respect to any single-family or other residential property that Manager identifies within the Geographic Areas as being available for sale and that would reasonably be considered to be a Qualified Property (taking into account the Investment Criteria and Relevant Factors) as described in this Section 3.5 (each such Property, a “Potential Opportunity”).
3.5.2    During the three (3) day period following the date of Manager’s communication to Master Servicer of the availability of a Potential Opportunity, Manager will not communicate to any other Person the availability of the Potential Opportunity. If Master Servicer has not communicated to Manager that Master Servicer wishes to purchase such Potential Opportunity at the price and upon the terms and conditions that are proposed within the period stated by the preceding sentence, then Manager may offer to sell the Potential Opportunity at the same price and upon the same terms and conditions to any other Person. If Manager becomes aware that the seller of the Potential Opportunity has reduced the price at which the Potential Opportunity was offered when Manager most recently communicated to Master Servicer about the Potential Opportunity by more than five percent (5%), then Manager shall notify Master Servicer about the lowered offer and such notification will commence a new right of first refusal waiting period as described in the first sentence of this subsection 3.5.2.
3.5.3    To the extent that Master Servicer has developed specific parameters as to Manager’s purchase of Properties in accordance with this Agreement, such as for example, maximum aggregate dollar value of Properties to be purchased within an established time period or a particular Geographic Area (any such parameters to be known as “Allocation Parameters”), then Master Servicer must notify Manager of the currently applicable Allocation Parameters as promptly as practicable. If Manager becomes aware of any Potential Opportunity, which may simply include additional supply of Qualified Properties, and Manager knows that successful purchases of Properties involving the Potential Opportunity would violate the Allocation Parameters (an “Atypical Potential Opportunity”), then Manager must notify Master Servicer in writing of such Atypical Potential Opportunity. Following Master Servicer’s receipt of any such notice, Master Servicer may provide written notice to Manager no later than three (3) business days following receipt of Manager’s notice stating that Master Servicer wishes to pursue the identified Atypical Potential Opportunity. If Master Servicer does not provide written notice to Manager within such stated time period, then Manager shall have no obligations under Section 3.5.2 to provide any further notice to Master Servicer with respect to such Atypical Potential Opportunity.
3.6    Submission of All Offers and Counteroffers. Except to the extent prohibited by Legal Requirements, the terms of an offer or the applicable listing agreement, and subject to the provisions of Section 3.5, Manager shall promptly submit to Master Servicer all Offer Information Manager receives to sell a Qualified Property. With respect to each Qualified Property, “Offer Information” means, in addition to the initial offer to sell which Manager has communicated to Master Servicer, any modification to that offer which Manager may receive, and any information about any competing offer which Manager may receive thereafter with respect to any Qualified Property for which an initial offer has been submitted to Master Servicer which is still under consideration by Master Servicer.
3.7    Form of Contract.
3.7.1    For MLS Properties, Manager shall prepare for Master Servicer’s approval and signature offers to be submitted for the purchase of Qualified Properties on an agreement (each, a “Purchase Contract”) conforming to the Association of Realtors Residential Real Estate Purchase Contract for the state in which the Qualified Property is located (as an example, the form for the state of Arizona is attached as Exhibit C), subject to the further provisions of this Section 3.7. If an Association of Realtors Residential Real Estate Purchase Contract in any Geographical Area does not exist, Manager may use a comparable well-recognized, standard local form.
3.7.2    The following are permitted changes to any Purchase Contract: (a) Buyer (as defined in the Purchase Contract) shall have no obligation to perform any independent physical investigation of the Properties nor to provide Manager or the Seller (as defined in the Purchase Contract) with notice of any non-warranted item; (b) the concepts contained in lines 224-230 of the sample Purchase Contract attached as Exhibit C shall not apply in any Purchase Contract and are superseded by the terms of this Agreement; (c) and the concepts contained in lines 337-382 of the sample Purchase Contract attached as Exhibit C may be modified in any Purchase Contract to the extent necessary to eliminate any obligation on the part of Owner or Master Servicer (as the Buyer under the Purchase Contract) to release, hold harmless or indemnify Manager, except for the limited release of liability in connection with inspecting Properties as set forth below in Section 10.2.
3.7.3    Master Servicer may provide to Manager in writing any further modifications to form Purchase Contracts that Master Servicer may desire at any time and if so submitted, Manager will incorporate the changes into Purchase Contracts.
3.7.4    For Auction Properties, the parameters of the applicable auction or bulk sale may require that Manager use (a) only an alternative approved form of Purchase Contract or (b) no Purchase Contract and the Property transfer may simply be effected by a deed or other similar form of title conveyance documentation. In the circumstances contemplated by clause (a) of the preceding sentence, Manager will use its commercially reasonable judgment and good faith efforts to conform any alternative approved Purchase Contract as closely as possible to the form Purchase Contracts contemplated by this Section 3.7, and if that is not practicable given the parameters of the applicable auction, then Manager shall seek direction from Master Servicer prior to submission of any Purchase Contract; and in the circumstances contemplated by clause (b) of the preceding sentence, Manager is allowed to proceed by using the deed or other similar form of title conveyance documentation.
3.7.5    Manager shall submit all contracts relating to the purchase of Bulk Properties to Master Servicer for review and approval.
3.8    Escrow Agents. Each Purchase Contract shall provide for the transaction to be administered through an escrow with a title insurance company acceptable to Master Servicer in its sole discretion (“Escrow Agent”) and for all funds to be deposited with Escrow Agent.

3.9    Title Insurance. Except as otherwise approved by Master Servicer in writing or as provided in the following sentence, each Purchase Contract shall provide for the issuance at the closing of an ALTA standard owner’s policy of title insurance in favor of Owner and in the amount of the Purchase Price (as defined in the Purchase Contract) in a form and subject only to exceptions acceptable to Master Servicer, in its sole discretion. Master Servicer agrees that, given the exigencies of the auction process, a title insurance policy shall not be required at the closing of an Auction Property acquisition.
3.10    Cooperating Brokers. In the performance of the Services, Manager shall cooperate in good faith with other relevant real estate brokers or comparable service providers (“Brokers”) involved in the transaction in attempting to close the purchase of each Property; share with any cooperating Broker the commission that is payable where that other Broker is a procuring cause of such purchase; obtain the agreement of such other Broker to not look to Master Servicer or Owner for any commissions or fees by reason of such sale, and deliver to Master Servicer written evidence of such agreement.
3.11    Data Room, Reports and Records.
3.11.1    Data Room. As promptly as reasonably practical, Master Servicer will establish an electronic data room (the “Data Room”) to hold information obtained and developed by Manager in performing the Services. Master Servicer will notify Manager when the Data Room is available for Manager’s contribution of such information and as promptly as reasonably practical following such notification, Manager will contribute to the Data Room all relevant information obtained and developed in connection with Manager’s rendering of the Services.
3.11.2    Status Reports. Manager shall keep Master Servicer informed as to Manager’s progress in identifying and evaluating Qualified Properties and negotiations with potential sellers and all of Owner’s pending contracts to purchase Properties (each a “Pending Contract”), including by providing to Master Servicer timely updates on the status of due diligence and critical deadlines and by updating the applicable information in the Data Room on a basis no less frequently than weekly and including it in the Pipeline Report (as defined below). Master Servicer and Manager shall work together to develop a regular “pipeline” report to be delivered by Manager to the Data Room on or before the 1st day and the 15th day of each month or on such other schedule as is reasonably practicable and agreed to by Master Servicer (the “Pipeline Report”).
3.11.3    Qualified Property Reports. As quickly as reasonably practical, Manager shall update the Data Room to report the results of the Manager’s evaluation (and the results of all inspections undertaken pursuant to Section 3.3) of each Property that Manager deems to be a Qualified Property on a “Qualified Property Report” in the form attached as Exhibit D, which may be revised from time to time by mutual written agreement of the Parties.
3.11.4    Closing Reports. Manager shall deliver a copy of the final form of each closing or settlement statement(s) that is prepared in connection with the closing and settlement of each Property acquisition to the Data Room as quickly as reasonably practical following the closing of each Property acquisition, together with copies of the deed, title insurance policy and any other appurtenant closing documents.
3.11.5    Original Conveyance Documents. As soon as reasonably practical following the closing of the acquisition for each Property, Manager shall deliver all original deeds, titles or similar conveyance documents to Master Servicer.
3.12    Non-Exclusivity. Manager agrees that Master Servicer and Owner may from time to time negotiate the purchase of one or more Properties with individuals, Brokers, lenders, government agencies or any other third Person (directly or indirectly through representatives other than Manager), provided that Master Servicer agrees to provide notice of any such purchase to Manager. Neither Master Servicer nor Owner is obligated to refer to Manager such opportunities, and Manager shall not interfere with any such negotiations, and Manager shall have no right to any commissions, fees, payments or other compensation in connection with the purchase by Master Servicer or Owner of any Property where Manager was not the procuring cause of such purchase.
Manager shall be entitled from time to time to provide services comparable to the Services within the Geographic Areas on behalf of Persons other than Master Servicer and Owner, provided that Manager shall comply with all of its duties and obligations set forth in this Agreement, including those contained in Section 3.5. If Manager shall at any time have reason to believe that there is a conflict between its duties and obligations to Master Servicer and its duties and obligations to any other Person, Manager shall notify Master Servicer immediately.
3.13    Indemnity. Neither Master Servicer nor Owner shall have liability for any acts or representations made by the Manager or its agents, employees or sales representatives. Manager shall indemnify and hold Master Servicer, Owner and their respective Affiliates, officers, members, directors, employees, agents and attorneys (collectively, the “Indemnified Parties”) free and harmless for, from and against any and all claims, liabilities, damages, costs and expenses (including reasonable attorneys’ fees), demands, suits, actions or judgments, made, brought or recovered against any of the Indemnified Parties or Manager (collectively, “Liabilities”), in connection with or in any way arising from (a) the gross negligence or intentional misconduct of Manager or any of its Employees in connection with the performance of the Services; (b) Manager’s unauthorized written or oral representations in connection with its rendering of the Services and its performance under this Agreement; and (c) any claim or claims for commission made against the Indemnified Parties by any other Broker or employee or sales representative thereof arising out of or connected with the sale, conveyance or assignment of Properties, provided that neither Master Servicer nor Owner has entered into any commission agreement with such other claimant(s). If any such Liabilities arise, in addition to and without limitation of any other rights and remedies available to Master Servicer or Owner, Master Servicer and Owner shall have the right to withhold an amount sufficient in Master Servicer’s reasonable judgment to indemnify the Indemnified Parties for, from and against any such Liabilities from any compensation or reimbursement due or to become due to Manager under this Agreement in connection with the Property or Properties to which such Liabilities relate.

3.14    Insurance. Manager shall at all times obtain and keep in force, at no expense to Master Servicer or Owner, the following policies of insurance with respect to the Services:
3.14.1    a commercial general liability policy of insurance protecting Manager, Master Servicer and Owner against claims and damages, including punitive damages, for bodily injury, property damage and personal injury, based upon or arising out of Manager providing the Services outlined in this Agreement. Such insurance shall be on an occurrence basis providing single limit coverage in an amount at limits of not less than Ten Million Dollars ($10,000,000) per occurrence, with no aggregate limit;
3.14.2    statutory workers’ compensation and employers’ liability insurance with minimum limits of $1,000,000 per accident, $1,000,000 per disease, and $1,000,000 per policy limit, covering all of Manager’s employees;
3.14.3    umbrella liability insurance with minimum limits of $10,000,000 per occurrence with a $10,000,000 aggregate and the coverage shall not be more restrictive than the primary general liability policy;
3.14.4    a fidelity bond or crime insurance including employee dishonesty coverage with minimum limits of $1,000,000; and
3.14.5    professional liability or errors and omissions insurance with minimum limits of at least $5,000,000 per occurrence with a $5,000,000 aggregate, including expense coverage for data or cyber breach of personal data (such as social security numbers or credit card information), with a minimum five (5) year extended reporting period.
Deductibles shall be subject to Master Servicer’s approval, in its sole and absolute discretion. The limits of the foregoing insurance shall not limit the liability of Manager nor relieve Manager of any obligation hereunder. All insurance carried by Manager shall be primary to and not contributory with any similar insurance carried by Master Servicer or Owner, whose insurance shall be considered excess insurance only. Manager shall name Master Servicer and Owner and their respective directors, officers, members, managers, employees, and agents as named or additional insureds on the commercial general liability and umbrella liability policies; and name Master Servicer and Owner as Loss Payee on the crime insurance policy. Manager shall not do or permit to be done anything that invalidates the required insurance policies. Manager shall deliver to Master Servicer certified copies of all policies of insurance or certificates evidencing the existence and amounts of the required insurance within ten (10) days following the execution of this Agreement. No such policy shall be cancelable or subject to modification except after thirty (30) days prior written notice to Master Servicer. Manager shall, at least thirty (30) days prior to the expiration of such policies, furnish Master Servicer with evidence of renewals or “insurance binders” evidencing renewal thereof. The cost of Manager’s insurance hereunder shall not be included in Operating Expenses as defined in the Property Management Agreement. Master Servicer may at its option obtain any insurance required by this Section 3.14 and deduct the cost thereof from Manager’s fees hereunder, and may terminate this Agreement upon notice to Manager if Manager does not timely provide to

Master Servicer the evidence of insurance required hereunder.
The insurance policies required under this Agreement shall contain the “Amendment of the Pollution Exclusion Endorsement” for damage caused by heat, smoke or fumes from a fire. The policies shall not contain any intra-insured exclusions as between insured persons or organizations. The policies required herein shall be issued by companies duly licensed or admitted to transact business in the state where Manager does business, and maintaining during the policy term a “General Policyholders Rating,” as set forth in the most current issue of AM Best’s Insurance Guide, of A/VII or higher. In the event of a rating downgrade below the required minimum level, Manager shall immediately replace the policy with a carrier that has the agreed-upon minimum rating.
3.15    Limitations on Manager’s Authority. Except as may be authorized in this Agreement, Manager shall have no authority to make oral or written warranties or representations on behalf of Master Servicer or Owner and shall advise all prospective sellers of a Property to conduct their own independent investigation.
3.16    Disclosure. Manager will neither act as a principal nor act on behalf of any entity in which Manager or its principals or Affiliates has a financial or ownership interest, direct or indirect, in any transaction involving any of the Properties, without Master Servicer’s prior written consent. To the extent permitted by Legal Requirements, Manager agrees to disclose to Master Servicer all facts and information relevant to any arrangement or relationship between Manager or its principals or Affiliates and any prospective seller of any Property. Without limiting the foregoing, Manager shall make full and prompt disclosure if it proposes to Master Servicer a Property for potential purchase in which Manager or its principals or Affiliates or any of Manager’s other clients hold (directly or indirectly, actual or contingent) an equity, profits or commission interest or with whom the Manager stands in the capacity of an agent. The fact that Manager may also represent the seller of a Property or be paid a commission or fee by any other person for arranging the sale of a Property to Owner shall not alter or diminish Manager’s duties to Master Servicer or Owner.
3.17    Special Provisions Regarding Certain Property Acquisitions.
3.17.1    Prior to Manager’s submission of any Purchase Contract for any Auction Property or Bulk Properties, the following terms will also apply:
(a)    Master Servicer will provide to Manager in writing any additional criteria with respect to Auction Properties and Bulk Properties that must be present in order for them to constitute Qualified Properties.
(b)    Master Servicer will provide to Manager in writing with respect to each Geographic Area a maximum dollar value contained within an established time period that Manager may expend in purchasing Auction Properties and Bulk Properties pursuant to this Agreement (the “Established Maximum”), which may be modified at any time in writing by Master Servicer in its sole and absolute discretion.

(c)    Bearing in mind the expected parameters and procedures typically established for purchases of Auction Properties and Bulk Properties (including time frames), Master Servicer will provide to Manager in writing sufficient delegation of authority (including powers of attorney as appropriate) to permit Manager to effectuate purchases of Auction Properties and Bulk Properties to the extent necessary and in a materially comparable manner to the means by which Master Servicer may effectuate purchases of MLS Properties as contemplated by this Agreement.
3.17.2    Following completion of the steps identified in Section 3.17.1, Manager may effectuate purchases of Auction Properties and Bulk Properties pursuant to this Agreement subject to the following further provisions:
(a)    Manager may not effectuate purchases of Auction Properties and Bulk Properties pursuant to this Agreement if doing so would exceed the Established Maximum without the prior written consent of Master Servicer; and
(b)    Manager may only effectuate purchases of Bulk Properties pursuant to this Agreement with the prior written consent of Master Servicer.
3.17.3    Manager will deliver to Master Servicer a written report (which may take the form of an email) on the results of each attempt to purchase Auction Properties or Bulk Properties as soon as commercially practicable but no later than five (5) days following the attempt to purchase. The written report shall contain basic information for each purchased Auction Property and Bulk Property, and shall set forth both the total number of properties that Manager attempted to purchase and the total number of properties that Manager successfully purchased. Manager will deliver to Master Servicer copies of all deeds and other closing documents as quickly as commercially practicable following the successful purchase of any Auction Properties or Bulk Properties.
3.18    Internal Controls.  Manager will establish internal controls to the extent necessary to permit Master Servicer and its Affiliates to fully comply with the requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), which includes establishing and maintaining disclosure controls and procedures under the Exchange Act (rules 13a-15(e) and 15d-15(e)) and internal controls over financial reporting under the Exchange Act (rules 13a-15(f) and 15d-15(f)).  Manager and Master Servicer will consult on the proposed internal controls (along related policies and procedures) prior to adoption of any such controls.
3.19    Purchase of Property from Manager or Provident. Notwithstanding anything to the contrary contained in this Agreement, Manager shall not, without Master Servicer’s prior written consent, effectuate any purchase of any Property from Manager or Provident Real Estate Advisors LLC, a Minnesota limited liability company, or from any of their respective members, directors, Senior Executives, Employees, agents or Affiliates, or any Person in which any of the foregoing shall have an economic interest.

4.	OWNER’S RESPONSIBILITIES.
4.1    Expenses. Except as otherwise provided herein, all expenses connected with the Manager’s activities, whether or not they result in Owner’s purchase of a Property, shall be borne solely by Manager, other than the expenses reasonably incurred by Manager at Master Servicer’s or Owner’s request either in connection with evaluation of a potential Qualified Property (including the services of inspectors as provided in Section 3.3) or for other services that are outside the scope of services required of Manager under this Agreement. Except as provided in Section 4.2, no additional compensation shall be payable by Master Servicer or Owner to Manager in connection with the Purchase of a Property.
4.2    Acquisition Fee. If during the Term of this Agreement, Manager is the procuring cause of the purchase of a Property by Owner or an Affiliate of Master Servicer or Owner, Master Servicer agrees to pay Manager an acquisition fee (the “Acquisition Fee”) in the amount provided in the Letter Agreement if and only if the contemplated transaction closes and in which case it shall be paid at the closing and through the applicable escrow.

5.	WARRANTIES AND REPRESENTATIONS.
5.1    Representations and Warranties of Manager. Manager covenants, represents and warrants to Master Servicer as of the Effective Date and any date a Property becomes subject to this Agreement.
5.1.1    Due Organization and Authorization. Manager is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware. Manager has full power to enter into this Agreement; the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary limited liability company action on the part of Manager; and this Agreement, when executed and delivered by the Parties, shall be the valid and binding obligation of Manager.
5.1.2    No Conflicts. Manager has delivered to Master Servicer a certified copy of its formation documents or certificate thereof together with a resolution authorizing Manager to enter into this Agreement. The execution, delivery and performance of this Agreement by Manager shall not: (a) conflict with or result in a breach of any provision of its certificate of formation or operating agreement; (b) cause a default under any agreement to which Manager is a party or by which any of its assets may be bound; or (c) require any consent or approval that has not been obtained or at the appropriate time shall not have been obtained.
5.1.3    Litigation. There is no pending, or, to the knowledge of Manager, threatened, claim or litigation, arbitration proceeding, or action of any kind against Manager, the outcome of which could have a material adverse effect on the financial position, results of operations, or business of Manager, taken as a whole, or which could question the validity of this Agreement.

5.1.4    Licenses. Manager and its Employees and salespersons currently possess and will maintain for the duration of this Agreement all licenses and permits under the laws of the state in which the Properties are located entitling them to perform the respective duties set forth in this Agreement.
5.2    Representations and Warranties of Master Servicer. Master Servicer represents and warrants to Manager as follows:
5.2.1        Due Organization and Authorization. Master Servicer is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware. Master Servicer has full power to enter into this Agreement, the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary limited liability company action on the part of Master Servicer, and this Agreement, when executed and delivered by the parties, shall be the valid and binding obligation of Master Servicer.
5.2.2        No Conflicts. The execution, delivery and performance of, this Agreement by Master Servicer shall not: (a) conflict with or result in a breach of any provision of its formation or constituent documents; (b) cause a default under any agreement to which Master Servicer is a party or by which any of its assets may be bound; or (c) require any consent or approval that has not been obtained or at the appropriate time shall not have been obtained.
5.2.3        Litigation. There is no pending, or, to the knowledge of Master Servicer, threatened, claim or litigation, arbitration proceeding, or action of any kind against Master Servicer, the outcome of which could have a material adverse effect on the financial position, results of operations, or business of Master Servicer or which could question the validity of this Agreement.

6.	CONFIDENTIALITY.
Manager acknowledges that in connection with performing services for Master Servicer under this Agreement, Manager will have access to Confidential Information which is the proprietary and non-public information of Master Servicer, Master Servicer’s parent company, Two Harbors Investment Corp. (“Parent Company”), or both Master Servicer and Parent Company. Manager will exercise reasonable commercial efforts to protect the confidentiality of all of the Confidential Information and agrees to restrict access to the Confidential Information to those Employees, agents, advisors or representatives who have a need to know the Confidential Information in order for Manager to fulfill its obligations under this Agreement and who have been advised of the confidential and proprietary nature of the Confidential Information (the “Authorized Professionals”).  Manager shall use its reasonable commercial efforts to prevent unauthorized disclosure or use of the Confidential Information and acknowledges and agrees that it shall be responsible for its failure or the failure by any of its Authorized Professionals to adhere to the provisions of this Article 6.  Manager further agrees to reimburse, indemnify and hold harmless Master Servicer, Parent Company and their officers, directors, employees, agents and Affiliates from any Liability incurred as a result of the use of Confidential Information by Manager or its Authorized Professionals in a

manner contrary to this Article 6. Manager understands and acknowledges and will inform its Authorized Professionals that Parent Company is a public company, and that the securities laws of the United States (as well as applicable stock exchange regulations) prohibit any Person who has material, non-public information concerning Parent Company from purchasing or selling Parent Company’s securities when in possession of such information and from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities in reliance upon such information. The provisions of this Article 6 shall survive any termination of this Agreement.

7.	TERMINATION.
7.1    Termination by Manager. Manager may terminate this Agreement at any time for its convenience upon ten (10) days written notice to Master Servicer.
7.2    Termination by Master Servicer. Master Servicer may terminate this Agreement at any time for its convenience upon ten (10) days written notice to Manager.
7.3    Compensation.
7.3.1    Pending Contracts. Upon expiration of the Term of this Agreement pursuant to Article 2 or termination of this Agreement pursuant to either Section 7.1 or 7.2, Manager shall continue to assist in the completion of any Pending Contract and any other transaction for which compensation is payable to the Manager under this Agreement and Master Servicer shall remain obligated to pay compensation to Manager as provided above upon the closing of any Pending Contracts.
7.3.2    Prospects. In addition, if, within sixty (60) days after the termination of this Agreement, Master Servicer or Owner enters into an agreement to purchase a Property from an Active Prospect (as defined below), Manager shall be entitled to the compensation provided for in this Agreement at the closing of the purchase of such Property. For this purpose, within five (5) days after the expiration of this Agreement, Manager shall deliver to Master Servicer a final Pipeline Report which includes all Persons who during the term of this Agreement have demonstrated a genuine interest in selling a Property to Owner and with whom Manager has engaged in substantive negotiations within the sixty (60) days immediately preceding the date of termination of this Agreement (“Active Prospects”) which shall include a description of the pertinent Property and the respective name(s) and contact information of the proposed seller(s). If Manager fails to timely deliver the final Pipeline Report to Master Servicer, then there shall be no further compensation payable by Master Servicer to Manager in connection with any Property purchased by Master Servicer or Owner from an Active Prospect or any other Person (other than a party to a Pending Contract in effect on the date of termination of this Agreement).
7.3.3    Certification. Manager shall certify to Master Servicer in writing that the Pipeline Report is true and correct in all material respects.

7.4    Termination by Master Servicer for Cause. In addition to all other rights, remedies and recourses available by law, Master Servicer, at its option, may immediately terminate this Agreement by written notice to Manager, and shall have no obligation to continue using the services of Manager to complete any Pending Contract or Active Prospect, upon the occurrence of any of the following (the occurrence of any of the following shall constitute “Cause”): (a) dissolution or termination of the limited liability company existence of Manager (including by reason of merger, consolidation, reorganization, reconstitution or otherwise without Master Servicer’s prior written consent); (b) change in the identity of the majority equity member of Manager; (c) termination or suspension of any of Manager’s licenses required to perform the Services pursuant to Legal Requirements; (d) cessation on Manager’s part to continue to do business; (e) bankruptcy, insolvency or assignment for the benefit of creditors of Manager; (f) appointment of a receiver, liquidator or trustee of Manager by court order; (g) gross negligence, intentional misconduct or fraud in the performance of Manager’s duties and obligations under this Agreement; (h) any breach of any material representation, warranty or covenant of Manager hereunder; (i) conviction of any Senior Executive on any criminal charge related to fraud or related to the type of Services provided hereunder; or (j) a final non-appealable determination against Manager or any of its Employees of any civil action or investigation by any licensing board or other governmental or quasi-governmental entity which would materially impair Manager’s ability to provide Services hereunder. Additionally and without limiting the foregoing, if any Senior Executive has been indicted or arrested on any criminal charge related to fraud or related to the type of Services provided hereunder and which, if prosecuted to conviction, would materially impair Manager’s ability to provide Services hereunder, then Master Servicer, at its option, may immediately terminate this Agreement by written notice to Manager, and shall have no obligation to continue using the services of Manager to complete any Pending Contract or Active Prospect, but Manager shall remain entitled to receive such compensation as would have been payable to Manager had such termination by Master Servicer been done in accordance with Section 7.2 of this Agreement.
7.5    Effect of Termination for Cause. After the termination of this Agreement for Cause, neither Master Servicer nor Owner shall have further obligations hereunder, and Manager shall have no power or right to act in any way on behalf of Master Servicer or Owner and shall not be entitled to any additional compensation by reason of Master Servicer or Owner’s purchase of any Property, including any Pending Contract or Active Prospect.
7.6    Cooperation. Upon the termination of this Agreement or expiration of its Term, notwithstanding the reason:
7.6.1    Manager shall deliver to Master Servicer as quickly as reasonably practical but in any event within ten (10) days following the termination date of this Agreement all original records relating to the Properties, Pending Contracts and Active Prospects (including all electronic or digital records) including Manager’s work product and original materials prepared in connection with its Services. Manager must (a) make such delivery via one or more electronic formats utilizing technology that is then available to Manager at no additional cost to Manager (unless such cost is borne in full by Master Servicer) and that will allow Master Servicer to continue to use the materials to the same degree of functionality as Manager using comparable technology, and (b) provide each original record in hard copy format as Master Servicer may request at Master Servicer’s expense. Manager may retain copies of any transferred records at its own expense which will remain subject to the confidentiality provisions of Article 6 of this Agreement.
7.6.2    Manager shall immediately deliver to Master Servicer any funds that are disbursed to and are for the benefit of Master Servicer and Owner from any escrow. Manager shall deliver to Master Servicer as quickly as reasonably practical all documents and correspondence that Manager may receive from Escrow Agent and that relate to any of the Properties.
7.6.3    Manager shall have no further access to the Data Room.
7.6.4    Each Party shall make any information pertaining to this Agreement reasonably available to other Party if needed for any bona fide tax-related purpose.

8.	NON-SOLICITATION.
8.1    Non-Solicitation by Manager. Manager will not, and will not permit any of its principals, agents, Employees or Affiliates to, for themselves or any other Person, directly or indirectly (except for employment advertisements placed in newspapers and other periodicals of general circulation): (a) induce or attempt to induce any employee of Master Servicer, Parent Company, or any of their Affiliates to leave employment or in any way interfere with the business relationship between Master Servicer, Parent Company, or any of their Affiliates, on the one hand, and any of their respective employees, on the other hand; or (b) induce or attempt to induce any supplier, referral source, customer, independent contractor, or other business relation of Master Servicer, Parent Company, Owner, or any of their Affiliates to cease doing business with Master Servicer, Parent Company, or any of their Affiliates or interfere with the relationship between Master Servicer, Parent Company, Owner, or any of their Affiliates, on the one hand, and any such Person, on the other hand.
8.2    Non-Solicitation by Owner and Master Servicer. Neither Owner nor Master Servicer will, and they will not permit any of their principals, agents, employees or Affiliates to, for themselves or any other Person, directly or indirectly (except for employment advertisements placed in newspapers and other periodicals of general circulation): (a) induce or attempt to induce any employee of Manager or any of its Affiliates to leave employment or in any way interfere with the business relationship between Manager or its Affiliates, on the one hand, and any of their respective employees, on the other hand; or (b) induce or attempt to induce any supplier, referral source, customer, independent contractor, or other business relation of Manager, or any of its Affiliates to cease doing business with Manager or any of its Affiliates or interfere with the relationship between Manager or any of its Affiliates, on the one hand, and any such Person, on the other hand.

9.	NOTICES.

9.1    Notice of Legal Proceedings. If either Party becomes aware of any action, suit or proceeding (at law or in equity or before any governmental authority) that may affect the Properties or this Agreement, then such Party shall promptly provide the other Party with written notice thereof.
9.2    Notice of Certain Defaults. If either Party becomes aware of any breach of, or default under, any contract, agreement or other instrument, which breach or default adversely affects or could reasonably be expected to adversely affect the Properties or this Agreement, then such Party shall promptly provide the other Party with written notice thereof.
9.3    Notices to Parties. All notices, waivers, demands, requests or other communications required or permitted by this Agreement (sometimes collectively referred to herein as “Notices”), to be effective, shall be in writing, properly addressed to the address specified below, and shall be given: (a) by personal delivery, (b) by established overnight commercial courier with delivery charges prepaid or duly charged, (c) by registered or certified mail, return receipt requested, first class postage prepaid or (d) by facsimile transmission, to the address specified below.

If to Master Servicer:	Two Harbors Property Investment LLC Brad Farrell Chief Financial Officer 601 Carlson Parkway, Suite 150 Minnetonka, MN 55305

With a copy to:	Rebecca B. Sandberg Senior Counsel Two Harbors Investment Corp. 601 Carlson Parkway, Suite 150 Minnetonka, MN 55305

and:	Jonathan T. Brohard
Polsinelli Shughart PC
One East Washington, Suite 1200
Phoenix, AZ 85004

If to Manager:	Silver Bay Property Management LLC Attention: Irvin R. Kessler 14601 27th Avenue North, Suite 102 Plymouth, MN 55447

With a copy to:	Andrew J. Ritten Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South 7th Street

Minneapolis, MN 55402
Notices delivered by personal delivery shall be deemed to have been given upon tender to a natural person at the address shown. Notices delivered by overnight courier shall be deemed to have been given the next business day after delivery to such overnight commercial courier. Notices delivered by mail shall be deemed to have been given on the third day after deposit into the United States Postal System. Notices delivered by facsimile transmission shall be deemed to have been given upon confirmation of transmission to the correct telecopy phone number of the intended recipient. Either Party may change its address for notices by giving notice to the other Party as provided herein.

10.	LIMITATION ON RECOURSE AND LIABILITY.
10.1    Limits of Recourse by Manager. Manager agrees to look solely to Master Servicer for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties, obligations or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against Owner, Master Servicer’s Affiliates or any of Owner’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the duties and obligations contemplated hereby.
10.2    Limits of Recourse by Master Servicer. Master Servicer agrees to look solely to Manager for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties, obligations or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Manager’s members or Affiliates thereof with respect to any matters arising out of or in connection with this Agreement or the duties and obligations contemplated hereby.
10.3    Limits of Liability of Manager. Owner and Master Servicer acknowledge that Manager is not a licensed or certified home inspector or contractor and is not an expert at discovering all possible defects or conditions in Properties and therefore agree that Manager shall not be liable for such defects or conditions provided that Manager has performed its obligations set forth in this Agreement.

11.	DISPUTE RESOLUTION.
11.1    Exclusions. The provisions of this Article 11 shall not apply to any controversy, claim or dispute of whatever nature arising between the Parties and relating to the termination of this Agreement.
11.2    Negotiations.
11.2.1    Subject to Section 11.1, the Parties shall attempt in good faith to resolve any other controversy, claim or dispute of whatever nature arising between the Parties, including those arising out of or relating to this Agreement or the construction, interpretation, performance or breach of this Agreement, (a “Dispute”), promptly by negotiation between executives who have authority to settle the Dispute (“Senior Party Representatives”).
11.2.2    Either Party may give the other Party written notice (a “Dispute Notice”) of any Dispute that has not been resolved in the normal course of business. Within fifteen (15) days after delivery of the Dispute Notice, the receiving party shall submit to the other a written response (the “Response”). The Dispute Notice and the Response shall include:
a.    A statement setting forth the position of the Party giving such notice and a summary of arguments supporting such position; and
b.    The name and title of such Party’s Senior Party Representative and any other persons who will accompany the Senior Party Representative at the meeting at which the Parties will attempt to settle the Dispute.
11.2.3    Within thirty (30) days after delivery of the Dispute Notice, the Senior Party Representatives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one Party to the other will be honored.
11.2.4    If the Dispute has not been resolved within sixty (60) days after delivery of the Dispute Notice, or if the Parties fail to meet within thirty (30) days after delivery of the Dispute Notice as above provided, either Party may initiate mediation of the Dispute as provided below.
11.2.5    All negotiations under this Section 11.2 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of those negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.
11.3    Mediation.
11.3.1    If the Dispute has not been resolved by negotiation as above provided, the Parties shall make a good faith attempt to settle the Dispute by mediation under the provisions of this Section 11.3 before resorting to arbitration, litigation or any other dispute resolution procedure.
11.3.2    Unless the Parties agree otherwise, the mediation shall be conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (the “AAA”) then in effect by a mediator who:

a.    Has the qualifications and experience set forth in Section 11.3.3; and
b.    Is selected as provided in Section 11.3.4.
11.3.3    Unless the Parties agree otherwise, the mediator shall be a neutral and impartial lawyer with excellent academic and professional credentials:
a.    Who is or has been a partner in a highly respected law firm for at least fifteen (15) years as a practicing attorney specializing in either general commercial litigation or general corporate and commercial matters; and
b.    Who has had both training and experience as a mediator and who has successfully mediated at least ten (10) cases.
11.3.4    Either Party (the “Initiating Party”) may initiate mediation of the Dispute by giving the other Party (the “Recipient Party”) written notice (a “Mediation Notice”) setting forth a list of the names and resumes of qualifications and experience of three impartial persons the Initiating Party believes would be qualified as a mediator under Section 11.3.3. Within 15 days after the delivery of the Mediation Notice, the Recipient Party shall give a counter-notice (the “Counter-Notice”) to the Initiating Party in which the Recipient Party may designate a person to serve as the mediator from among the three persons listed by the Initiating Party in the Mediation Notice (in which event that designated person shall be the mediator). If none of the persons listed in the Mediation Notice is designated by the Recipient Party to serve as the mediator, the Counter-Notice should list the names and resumes of three impartial persons who the Recipient Party believes would be qualified as a mediator under the provisions of Section 11.3.3. Within ten (10) days after the delivery of the Counter-Notice, the Initiating Party may designate a person to serve as the mediator from among the three persons listed by the Recipient Party in the Counter-Notice (in which event that designated person shall be the mediator). If the Parties cannot agree on a mediator from the three impartial nominees submitted by each Party, each Party shall strike two names from the other party’s list, and the two remaining persons on both lists will jointly select as the mediator any person who has the qualifications and experience set forth in Section 11.3.3. If they are unable to agree, the mediator will be selected by the President of the Minnesota State Bar Association.
11.3.5    Within thirty (30) days after the mediator has been selected as provided above, both Parties and their respective attorneys shall meet with the mediator for one mediation session of at least four hours, it being agreed that each Party representative attending that mediation session shall be a Senior Party Representative with authority to settle the Dispute. If the Dispute cannot be settled at that mediation session or at any mutually agreed continuation of that mediation session, either Party may give the other and the mediator a written notice declaring the mediation process at an end, in which event the Dispute shall may be resolved by arbitration, litigation or any other dispute resolution procedure.
11.3.6    All conferences and discussions that occur in connection with the mediation conducted under this Agreement shall be deemed settlement discussions, and nothing said or disclosed, nor any document produced, that is not otherwise independently discoverable, shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

12.	MISCELLANEOUS.
12.1    Master Servicer’s Consent or Approval. Except as otherwise expressly provided in this Agreement, whenever this Agreement provides for the consent or approval of Master Servicer, such consent may be granted or withheld in Master Servicer’s sole and absolute discretion (but a decision must be provided as soon as reasonably practicable), and shall not be effective or binding upon Master Servicer unless in writing.
12.2    Construction/Interpretation. The titles of Articles, Sections, Paragraphs and Exhibits in this Agreement are so used only for convenience in locating various provisions of this Agreement and shall not be deemed to affect the interpretation or construction of such provisions. References to Articles, Sections, and Exhibits are, unless specified otherwise, references to articles, sections, paragraphs and exhibits of this Agreement. Words of any gender shall include each other gender. Words in the singular shall include the plural and words in the plural shall include the singular. The words “include” and “including” shall be interpreted as if followed by the words “without limitation.”
12.3    Relationship of the Parties. The relationship of Manager to Master Servicer is that of an agent with limited authority as described herein and otherwise, as an independent contractor, and it is not that of an employee, partner or joint venturer.
12.4    Ambiguities Not to be Construed Against Drafting Party. The doctrine that any ambiguity contained in a contract shall be construed against the Party whose counsel has drafted the contract is expressly waived by each of the Parties with respect to this Agreement.
12.5    Time of Essence. Time is of the essence in this Agreement.
12.6    Force Majeure. If either Party is delayed or prevented from fulfilling any obligations (other than an obligation to pay money) under this Agreement by any Force Majeure Event, then such Party shall not be liable under this Agreement for such delay or failure, provided that such Party shall (a) notify the other Party in writing not more than ten (10) business days after the occurrence of such Force Majeure Event, and (b) use reasonable efforts to mitigate the effect of such event.
12.7    Interest on Overdue Sums. Except as otherwise expressly provided in this Agreement, if either Party fails to pay, when due, to the other Party any sum payable to the latter under this Agreement, then the defaulting Party shall, without notice to or demand upon it, be liable to the non-defaulting Party for the payment of such sum together with interest thereon at the rate per annum equal to the lesser of (a) the Prime Rate plus four percent (4%) or (b) the maximum rate of interest allowed by law from the date when such sum becomes due to the date of actual payment.
12.8    No Assignment by Manager; Successors. Except with the prior written consent of Master Servicer, Manager may not assign its rights or obligations hereunder, by operation of law or otherwise. Except with the prior written consent of Manager which shall not be unreasonably withheld or delayed, Master Servicer may not assign its rights or obligations hereunder, by operation of law or otherwise; provided, however, that Master Servicer may, without Manager’s prior consent, assign its rights or obligations hereunder to any entity which controls, is controlled by or is under common control with Master Servicer. This Agreement shall be for the benefit of and binding upon the permitted heirs, successors and assigns of the Parties.
12.9    Waiver of Trial by Jury. MASTER SERVICER AND MANAGER, WITH ADVICE OF LEGAL COUNSEL OF THEIR CHOICE, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CAUSE OF ACTION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE PROPERTIES OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACCOUNTS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF MASTER SERVICER AND MANAGER ENTERING INTO THIS AGREEMENT.
12.10    Counterparts; Electronic Signatures. This Agreement may be executed by original or facsimile signature in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument. Signatures delivered by facsimile or by portable document format via electronic email shall be acceptable as original signatures.
12.11    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to the choice of laws and conflicts of law rules and principles of such state.
12.12    Venue. Manager hereby agrees that all actions or proceedings initiated by Manager and arising directly or indirectly out of this Agreement shall be litigated in the Hennepin County District Court, Minneapolis, Minnesota, or in the Federal District Court for the District of Minnesota. Manager hereby expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced by Master Servicer in such court. Manager waives any claim that Hennepin County, Minneapolis, Minnesota or the District of Minnesota is an inconvenient forum or an improper forum based on lack of venue. The exclusive choice of forum for Borrower set forth in this Section 12.12 shall not be deemed to preclude the enforcement, by Master Servicer, of any judgment obtained in any other forum or the taking, by Master Servicer, of any action to enforce the same in any other appropriate jurisdiction, and Manager hereby waives the right, if any, to collaterally attack any such judgment or action.

12.13    Recitals. The Recitals to this Agreement are incorporated herein as part of this Agreement.
12.14    Modification. This Agreement may not be modified or amended except by a written agreement executed by both Parties and only to the extent set forth therein.
12.15    Severability. If any Article, Section, paragraph, sentence, clause or phrase contained in this Agreement becomes or is held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining Article, Sections, paragraphs, sentences, clauses or phrases contained in this Agreement shall not thereby be construed to also be illegal, null and void or against public policy.
12.16    No Third Party Beneficiaries. This Agreement creates rights in favor of Master Servicer, Owner, Manager and Parent Company only, and shall not be construed as creating any rights enforceable by any other Person.
12.17    Subordination and Attornment. Manager agrees that the lien, operation and effect of any mortgage, deed of trust or other security device in place on the Properties, including any financing arrangements secured by equity pledges of Owner, and the beneficiary’s right to payment under the loan documents in connection therewith shall be superior to and shall have priority over this Agreement as well as any claim, security interest or right to payment of Manager arising out of or in any way connected with the Services under this Agreement. In furtherance of the foregoing, Manager hereby fully and completely subordinates to the lien, operation and effect of, such beneficiary’s right to payment under such loan documents the following: (a) its rights under this Agreement; (b) any claim or security interest Manager may now or hereafter have against the Properties or the rents, issues, profits and income therefrom; and (c) any right to payment of Manager arising out of or in any way connected with its Services under this Agreement.
12.18    Further Assurances. Each Party shall take all such actions, and execute all such documents, as the other Party shall reasonably request to give effect to this Agreement.
12.19    Entire Agreement. It is agreed that there are no prior or contemporaneous oral agreements between the Parties with respect to the subject matter of this Agreement and this Agreement supersedes and cancels any and all prior discussions, negotiations and writings between the Parties which may have occurred with respect to the subject matter of this Agreement.

13.	SPECIAL TRUSTEE PROVISIONS.
Manager acknowledges and agrees that:
13.1    Without the express prior written consent of the Trustee in its individual capacity (which may be withheld or conditioned by such Trustee in its individual capacity for any reason in good faith), no real property of the Owner (including any residential property) shall be taken or titled in the name of a Trustee, and no mortgage or other lien of the Owner on any real property shall be taken or recorded in the name of a Trustee (except when the Master Servicer or Manager determines in its reasonable discretion that a court of competent jurisdiction or the related county recorder requires, or Legal Requirements in the particular case require, that such real property must be taken or titled, or such mortgage or other lien must be taken or recorded, in the name of the Certificate Trustee, in which case such consent of such Trustee shall not be required but written notice shall be given to such Trustee); and
13.2    Unless Trustee in its individual capacity grants its express prior written consent to the contrary (which may be withheld or conditioned by the Trustee in its individual capacity for any reason in good faith):
13.2.1    Any real property (including any residential property) shall be taken and titled, and any mortgage or other lien on any real property shall be taken and recorded, only in the name of the Owner, in the name of the Master Servicer or Manager as nominee of the Owner, or in the name of another nominee of the Owner (other than a Trustee) pursuant to a nominee agreement (except when the Master Servicer or Manager determines in its reasonable discretion that a court of competent jurisdiction or the related county recorder requires, or Legal Requirements in the particular case require, that such real property must be taken or titled, or such mortgage or other lien must be taken or recorded, in the name of the Certificate Trustee, in which case such consent of such Trustee shall not be required but written notice shall be given to such Trustee); and
13.2.2    The Certificateholders, Master Servicer or Manager as the case may be shall cause the deed or certificate of sale of any real property (including any residential property) to be taken and such real property to be titled, only in the name of the Owner, in the name of the Master Servicer or Manager as nominee of the Owner, or in the name of another nominee of the Owner (other than a Trustee) pursuant to a nominee agreement, and the Certificateholders, Master Servicer or Manager as the case may be shall cause any mortgage or other lien on any real property to be taken and recorded only in the name of the Owner, in the name of the Master Servicer or Manager as nominee of the Owner, or in the name of another nominee of the Owner (other than a Trustee) pursuant to a nominee agreement (except when the Master Servicer or Manager determines in its reasonable discretion that a court of competent jurisdiction or the related county recorder requires, or a Legal Requirements in the particular case require, that such real property must be taken or titled, or such mortgage or other lien must be taken or recorded, in the name of the Certificate Trustee, in which case such consent of such Trustee shall not be required but written notice shall be given to such Trustee).
13.2.3    Manager to agrees to indemnify, defend, and hold harmless the Trustee (as such and in its individual capacity) from and against any and all Liabilities which may be imposed on, incurred by or asserted at any time against such Trustee (as such or in its individual capacity) in any way relating to or arising out of any act or omission by the Manager inconsistent with the provisions of this Article 13.
13.2.4    Trustee (as such and in its individual capacity) is an intended third party beneficiary of this Agreement and Manager’s obligations thereunder.
13.2.5    Capitalized terms used in this Article 13 but not otherwise defined herein shall have the following meanings:
a.    “Trustee” means the trustee of an Owner trust appointed to serve as trustee pursuant to a master trust agreement or other similar agreement;
b.    “Certificate Trustee” means the Trustee that issues the Trust Certificate;
c.    “Trust Certificate” means the certificate issued to evidence the beneficial ownership interest in the trust; and
d.    “Certificateholder” means the holder of the Trust Certificate(s).
*    *    *
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Acquisition Services Agreement as of the Effective Date.

Manager: SILVER BAY PROPERTY MANAGEMENT LLC, a Delaware limited liability company By: /s/ Irvin Kessler Name: Irvin Kessler Title: Manager	Master Servicer: TWO HARBORS PROPERTY INVESTMENT LLC, a Delaware limited liability company By: /s/ Brad Farrell Name: Brad Farrell Title: Chief Financial Officer

EXHIBIT A
DEFINITIONS
“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, owns or controls, is owned or controlled by or is under common control or ownership with the Person in question. For purposes of this definition, “own” or “ownership” means ownership by one Person of fifty percent (50%) or more of the voting stock of the controlled Person, in the case of a corporation or, in the case of Persons other than corporations, entitlement of the controlling Person, directly or indirectly, to receive fifty percent (50%) or more of the dividends, profits or similar economic benefit from the controlled Person; and “control” means the possession, directly, or indirectly, of the power to direct or cause the direction of the management and policies of the controlled Person.
“Building Systems” means the electrical, mechanical, plumbing, heating, ventilating, and air conditioning, hot water, landscape irrigation, swimming pool, spa fountain or other circulation or filtration systems at a Property.
“Confidential Information” means all confidential and proprietary information Master Servicer discloses to Manager, including non-public financial information, strategic business plans or initiatives of the Master Servicer, any Owner, Parent Company or any of their respective Affiliates, and includes the terms and conditions of this Agreement, and any other information that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (and includes information developed internally or received from a third Person subject to a continuing obligation to maintain its confidentiality). Confidential Information may be in written, oral or electronic form, and, and includes those portions of written memoranda, notes, analyses, reports, compilations, or studies prepared by the Manager or its Authorized Professionals that contain or are derived from such information. The term “Confidential Information” does not include information which: (a) is now or is in the future in the public domain through no fault of Manager or its Authorized Professionals; (b) prior to disclosure pursuant to this Agreement, is properly within the legitimate possession of Manager; (c) subsequent to disclosure pursuant to this Agreement, is lawfully received from a third party having rights in the information and to the knowledge of Manager, is not restricted from disclosing the information; (d) is independently developed by Manager without use of or benefit from access to Confidential Information; or (e) is obligated to be produced by law, under order of a court of competent jurisdiction or other similar requirement of a governmental agency, so long as Manager provides Master Servicer with prior written notice, if permitted by law, of any required disclosure pursuant to such law, order, rule, regulation, or requirement.
“CCRs” means collectively the declarations of covenants, conditions, easements and restrictions of any HOA plus the applicable bylaws of the HOA and its rules and regulations.
“Data Room” means the electronic data room for the Properties and the information, contacts,

reports, leases, lease applications, accounting information recommendations and the other data to be provided by Manager, as set forth in this Agreement, that will be accessible by Master Servicer, Owner and their agents, servants, employees and attorneys.
“Employees” means those Persons employed by Manager to provide the Services.
“Force Majeure Event” means any act occasioned by a cause beyond the reasonable control of Master Servicer or Manager including casualties, war, insurrection, strikes, lockouts, civil unrest and governmental actions, travel advisories issued by governmental authorities, revolution, insurgency, terrorism, sabotage, hurricanes, earthquakes or other natural catastrophes or extreme weather conditions and any other causes that threaten public safety generally or that create a substantial disruption in commercial activities in the area in which the Properties are located. The parties acknowledge that the effects of a Force Majeure Event may exist and continue for a period of time that exceeds the precipitating Force Majeure Event.
“HOA” means any homeowners or condominium association that includes one or more of the Properties.
“Legal Requirements” means governmental statutes, laws, constitutions, codes, ordinances, regulations or rules of governmental entities having jurisdiction over the Manager or the Properties, orders of any insurance company, and the CCRs, rules and regulations and bylaws of any HOAs.
“Person” means any natural person, or any partnership, joint venture, limited liability company, limited partnership, corporation, association, trust or trustee, or any other legal entity.
“Senior Executive” means, with respect to Manager, any officer named as such by official action of Manager or the members of Manager and any Employee with decision-making power or executive control over a specific Manager business function, such as sales, marketing, human resources, etc.

EXHIBIT B
RELEVANT FACTORS
Factors to be considered and reported to Owner on the Qualified Property Report include the following:
Neighborhood;

School district(s);

Construction materials;

Landscaping;

Roof;

Building Systems;

Personal property and readily removable appliances, fixtures or furnishings;

Estimates of the fair market value of the property on public sources (including Redfin, Trulia, Zilo, etc.);

Rental market data for comparable properties within the same neighborhood and for properties that are approximately the same size, age and quality and with similar amenities;

Compliance with all applicable Legal Requirements (including all applicable state, county and municipal swimming pool barrier laws or regulations and the cost to comply);

Utility services available to the property and the cost of utility deposits and estimated monthly service charges;

Homeowner’s association, including its name, the name and address of its management company, and the amount of HOA assessments age of improvements;

If the improvements were built prior to 1978, any known lead base paint (“LBP”) or LBP hazards and the cost to cure; and

Property taxes, zoning and any atypical state or local Legal Requirements.

EXHIBIT C

PURCHASE CONTRACT FORM

[See attached]

EXHIBIT D
QUALIFIED PROPERTY REPORT FORM
[See attached]

SCHEDULE 1
GEOGRAPHIC AREAS